FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.
ANNOUNCES 750,000 SHARE STOCK BUYBACK

FORT WORTH, Texas, (September 8, 2009) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today reported the repurchase of 750,000 shares of the Company’s common stock under a stock buyback program previously announced April 18, 2008.  The repurchase was effected through a privately negotiated transaction for a total price of $5.25 million or $7.00 per share.  The $7.00 per share purchase price is equivalent to 69% of the Company’s most recently reported June 30, 2009 book value per share of $10.08.  The repurchase was funded through excess cash funds held at the holding company.  As a result of this repurchase, the Company has 20,113,670 shares outstanding as of September 8, 2009.

The Company may repurchase up to an additional 250,000 shares of its common stock under the stock buyback program.  Purchases under the stock buyback program may be made in privately negotiated transactions or in the open market, through block trades or otherwise.  The timing of purchases will be dependent upon market conditions and other corporate considerations.  The stock buyback program does not have an expiration date and purchases may be commenced or suspended at any time or from time to time without prior notice.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Our business involves marketing, distributing, underwriting and servicing commercial insurance, personal insurance and general aviation insurance, as well as providing other insurance related services. Our business is geographically concentrated in the south central and northwest regions of the United States, except for our general aviation business which is written on a national basis.  The Company is headquartered in Fort Worth, Texas and its common stock is presently listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this Release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer at 817.348.1600
www.hallmarkgrp.com